                                                                     EXHIBIT 3.1

            CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

                                       OF

                      PREDIX PHARMACEUTICALS HOLDINGS, INC.
                         (Pursuant to Section 242 of the
                General Corporation Law of the State of Delaware)

      It is hereby certified that:

      1. The name of the corporation (hereinafter called the "Corporation") is Predix Pharmaceuticals Holdings, Inc.

      2. The name of the Corporation is Predix Pharmaceuticals Holdings, Inc. The Certificate of Incorporation of the Corporation was filed on November 2, 1994 under the name Takhus Pharmaceuticals, Inc. On December 18, 1996 a Certificate of Amendment to the Certificate of Incorporation was filed to change the name of the Corporation to Physiome Sciences, Inc. and on August 7, 2003 a Restated Certificate of Incorporation was filed that changed the name of the Corporation from Physiome Sciences, Inc. to Predix Pharmaceuticals Holdings, Inc. A Restated Certificate of Incorporation was filed on August 9, 2004 and thereafter, a Restated Certificate of Incorporation was filed on January 21, 2005. The Certificate of Incorporation, as amended and restated on January 21, 2005, is hereby further amended to change the capitalization of the Corporation by striking out the first paragraph of Article Fourth thereof and by substituting in lieu of said paragraph of Article Fourth the following new paragraph:

FOURTH. "The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 613,384,553 shares, which shall consist of two classes of stock as follows:

Common Stock, $.01 par value                                      338,085,813
      ("Common Stock")

Preferred Stock, $.01 par value                                   275,298,740
      ("Preferred Stock")

The Preferred Stock shall consist of two series as follows:

Series AB Convertible Preferred Stock, $.01 par value              76,771,672
("Series AB Preferred Stock")
Series C Convertible Preferred Stock, $.01 par value              198,527,068
("Series C Preferred Stock")

      The Series AB Preferred Stock and the Series C Preferred Stock are sometimes referred to herein as the "Preferred Stock".

                                                         State of Delaware
                                                       Secretary of State
                                                     Division of Corporations
                                                   Delivered 05:25 PM 04/26/2005
                                                     FILED 04:26 PM 04/26/2005
                                                   SRV 050336421 - 2449301 FILE

      The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation."

      3. Pursuant to Section 228(a) of the General Corporation Law of the State of Delaware, the holders of outstanding shares of the Corporation having no less than the minimum number of votes that would be necessary to authorize or take such actions at a meeting at which all shares entitled to vote thereon were present and voted, consented to the adoption of the aforesaid amendments without a meeting, without a vote and without prior notice and that written notice of the taking of such actions is being given in accordance with Section 228(e) of the General Corporation Law of the State of Delaware.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Signed this 26th day of April, 2005.

                              /s/ Michael Kauffman
                              ---------------------
                              Michael Kauffman M.D.
                              President

                                                         State of Delaware
                                                       Secretary of State
                                                     Division of Corporations
                                                   Delivered 09:57 AM 01/21/2005
                                                     FILED 09:52 AM 01/21/2005
                                                   SRV 050051288 - 2449301 FILE

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                     PREDIX PHARMACEUTICALS HOLDINGS, INC.

      Predix Pharmaceuticals Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (hereinafter referred to as the "Corporation"), hereby certifies as follows:

      1. The name of the Corporation is Predix Pharmaceuticals Holdings, Inc. The Certificate of Incorporation of the Corporation was filed on November 2,1994 under the name Takhus Pharmaceuticals, Inc. On December 18, 1996 a Certificate of Amendment to the Certificate of Incorporation was filed to change the name of the Corporation to Physiome Sciences, Inc. and on August 7, 2003 a Restated Certificate of Incorporation was filed that changed the name of the Corporation from Physiome Sciences, Inc. to Predix Pharmaceuticals Holdings, Inc. Thereafter a Restated Certificate of Incorporation was filed on August 9, 2004.

      2. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, the requisite written consent of the holders of each class of stock entitled to vote thereon has been voted in favor of this Amended and Restated Certificate of Incorporation and written notice has been given as provided by Section 228 of the General Corporation Law of the State of Delaware. This Amended and Restated Certificate of Incorporation (referred to hereinafter as the "Restated Certificate of Incorporation") restates, integrates and further amends the provisions of the Corporation's Restated Certificate of Incorporation, as filed on August 9, 2004, as follows:

                     RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                     PREDIX PHARMACEUTICALS HOLDINGS, INC.

FIRST. The name of the corporation is Predix Pharmaceuticals Holdings, Inc. (the "Corporation").

SECOND. The address of the Corporation's registered office in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware, 19808. The name of its registered agent at such address is the Corporation Service Company.

THIRD. The nature of the business or purposes to be conducted or promoted by the Corporation is as follows:

      To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the state of Delaware (the "DGCL"),

FOURTH. The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 599,998,740 shares, which shall consist of two classes of stock as follows:

Common Stock, $.01 par value                                    324,700,000
      ("Common Stock")

Preferred Stock, $.01 par value                                 275,298,740
      ("Preferred Stock")


The Preferred Stock shall consist of two series as follows:

Series AB Convertible Preferred Stock, $.01 par value
("Series AB Preferred Stock")                                    76,771,672
Series C Convertible Preferred Stock, $.01 par value
("Series C Preferred Stock")                                    198,527,068

      The Series AB Preferred Stock and the Series C Preferred Stock are sometimes referred to herein as the "Preferred Stock".

      The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A. COMMON STOCK.

      1. Dividends. The holders of Common Stock, subject to the preferential rights of the holders of any of the then outstanding Series AB Preferred Stock, Series C Preferred Stock and any other class or series of shares ranking (as to dividends) senior to the Common Stock, shall be entitled to receive dividends and the Corporation shall pay dividends thereon, as, if and when declared by the Board of Directors of the Corporation (the "Board of Directors") out of funds legally available for the payment of dividends, in such amount and in such form as the Board of Directors may from time to time determine. All dividends which the Board of Directors may declare on the Common Stock shall be declared and paid in equal amounts per share on all Common Stock at the time outstanding.

      2. Liquidation. In the event of the liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, or other distribution of assets of the Corporation among its stockholders for the purpose of winding up its affairs, pursuant to applicable law, the holders of the Common Stock, subject to the preferential rights of any of the holders of the then outstanding Series AB Preferred Stock, Series C Preferred Stock and any other class or series of stock ranking on liquidation, dissolution or winding up senior to the Common Stock, and except as may otherwise be provided pursuant to Section B.2 below, shall be entitled to receive all the assets of the Corporation available for distribution to its stockholders. Such distributions shall be paid in equal amounts per share on all Common Stock at the time outstanding.

      3. Voting. The holders of Common Stock shall be entitled to receive notice of and to attend all meetings of the stockholders of the Corporation and shall have one vote for each share of Common Stock held at all meetings of the stockholders of the Corporation, except for meetings at which only holders of another specified class or series of shares of the Corporation are entitled to vote separately as a class or series.

B. SERIES AB PREFERRED STOCK AND SERIES C PREFERRED STOCK.

      1. Dividends.

      (a) Series C Preferred Stock Dividend Accruals and Payments. The holders of shares of Series C Preferred Stock will be entitled to receive, if, as, and when declared by the Board of Directors (and approved pursuant to Section 3(d)(iii) herein), out of assets legally available therefor, non-cumulative dividends at the annual rate of eight percent (8%) of the Series C Original Purchase Price (as defined in Section 4(a)(i) below) per share per annum, payable in preference and priority to any payment of any dividend on the Series AB Preferred Stock or any other class or series of capital stock that is not, by its terms, senior to the Series C Preferred Stock with respect to dividends, including without limitation, Common Stock. If, upon a determination of the Board of Directors to declare such dividend, the Corporation pays less than the total amount of dividends then accrued but unpaid in respect of all outstanding shares of Series C Preferred Stock, such payment will be distributed ratably, among the holders of shares of Series C Preferred Stock pro rata in proportion to the aggregate accrued but unpaid dividends on the shares of Series C Preferred Stock held by each such holder.

      (b) Restriction on Common Stock Dividends and Distributions. Subject to the provisions of Section 1(a), the Corporation shall not thereafter declare, pay or set aside any dividends (other than dividends payable in shares of Common Stock) on Common Stock unless the holders of the Series C Preferred Stock and Series AB Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of such applicable Preferred Stock equal to the product of (i) the per share dividend to be declared, paid or set aside for the Common Stock, multiplied by (ii) the number of shares of Common Stock into which each share of Series C Preferred Stock or Series AB Preferred Stock is then convertible.

      2. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

      (a) Liquidation Event. In the event of (A) any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary or other distribution of assets of the Corporation among its stockholders for the purpose of winding up its affairs (a "Liquidation Event") or (B) a Deemed Liquidation Event (as defined in Section 2(b) below), pursuant to applicable law, all the assets of the Corporation available for distribution among the stockholders shall be distributed to them in the following order and preference:

            (i) First, each holder of Series C Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to stockholders (i) before any payment is made or set aside for the holders of shares of Series AB Preferred Stock pursuant to Sections 2(a)(ii) below, and
(ii) before any payment is made to or set aside for the holders of shares of any other class or series of capital stock that is not, by its terms, senior to the Series C Preferred Stock with respect to a Liquidation Event or Deemed Liquidation Event, including without limitation, Common Stock by reason of their ownership thereof, an amount equal to the Series C Original Purchase Price (as defined in Section 4(a)(i) below), plus an amount equal to the aggregate of all dividends declared but unpaid in respect of such share of Series C Preferred Stock, for each outstanding share of Series C Preferred Stock held by such stockholder (the "Preferred C Preference"). If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series C Preferred Stock shall be insufficient to permit the payment to such holders of the full Preferred C Preference, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series C Preferred Stock in proportion to the amount of such stock owned by each such holder.

            (ii) Second, each holder of Series AB Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to stockholders (i) after all payments of the Preferred C Preference are made or set aside for holders of Series C Preferred Stock and
(ii) before any payment is made to or set aside for the holders of shares of any other class or series of capital stock that is not, by its terms, senior to the Series AB Preferred Stock with respect to a Liquidation Event or Deemed Liquidation Event, including without limitation, Common Stock by reason of their ownership thereof, an amount equal to the Series AB Original Purchase Price (as defined in Section 4(a)(ii) below) for each outstanding share of Series AB Preferred Stock held by such stockholder (the "Preferred AB Preference"). If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series AB Preferred Stock shall be insufficient to permit the payment to such holders of the full Preferred AB Preference, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series AB Preferred Stock in proportion to the amount of such stock owned by each such holder.

            (iii) Third, after payment of the Preferred C Preference and Preferred AB Preference, the entire remaining assets and funds of the Corporation legally available for distribution shall be distributed pro rata among all holders of the Series C Preferred Stock, the Series AB Preferred Stock and Common Stock (treating all holders of Preferred Stock as holders of Common Stock on an as-converted to Common Stock basis); provided, however, notwithstanding anything to the contrary contained in Sections 2(a)(i) through 2(a)(iii), that the holders of Series C Preferred Stock and the holders of Series AB Preferred Stock shall not receive in the aggregate an amount (such amount to include any amounts received by the holders of such Preferred Stock pursuant to Sections 2(a)(i) and (ii)) per share equal to three times (3x) the Series C Original Purchase Price or Series AB Original Purchase Price, respectively, with any amounts that would exceed such limit distributed ratably solely among the holders of shares of Common Stock; provided, further, that the foregoing limit shall not apply in the event that the holders of Series AB Preferred Stock and Series C Preferred Stock have converted such shares to Common Stock pursuant to Section 4(a) herein prior to the Corporation's having effected the distribution.

      (b) Other Liquidation Events. A consolidation, merger or reorganization of the Corporation with or into any other person(s) or entity(-ies) or a sale, lease, exclusive license or other disposition (whether in a single transaction or a series of related transactions) of all or substantially all of the assets or outstanding capital stock of the Corporation or other similar transaction will be regarded as a liquidation event for purposes of Section 2 (a) (a "Deemed Liquidation Event"). Notwithstanding anything to the contrary contained herein, a Deemed Liquidation Event shall not be deemed to have occurred in connection with (i) a merger, reorganization or consolidation of the Corporation in which stockholders of the Corporation immediately prior to the transaction own a majority of the voting shares of the resulting or surviving company (or its one hundred percent (100%) parent) and in substantially the same proportion immediately following the transaction or (ii) any transaction or series of related transactions involving the issuance by the Corporation of its equity securities for primarily capital raising purposes.

      (c) Non-Cash Distributions. In the event of a Liquidation Event or Deemed Liquidation Event resulting in the availability of assets other than cash, the holders of Series C Preferred Stock or Series AB Preferred Stock, as the case may be, will be entitled to a distribution of cash and, in the event there is insufficient cash available to satisfy the liquidation preferences and other distribution rights stated in this Section 2, other assets equal in value to the liquidation preference and other distribution rights stated in this Section 2. In the event that such distribution to the holders of shares of Series C Preferred Stock or Series AB Preferred Stock, as the case may be, will include any assets other than cash, the Board of Directors will determine in good faith and with due care the value of such assets for such purpose, and will notify all holders of shares of Series C Preferred Stock and Series AB Preferred Stock of such determination. The value of such assets for purposes of the distribution under this Section 2 will be the value as so determined by the Board of Directors, unless (i) with respect to distributions to be made to holders of shares of Series C Preferred Stock, the holders of at least a majority of the outstanding shares of Series C Preferred Stock object thereto in writing given within fifteen (15) days after the date of notice delivered by the Corporation, or (ii) with respect to distributions to be made to holders of shares of Series AB Preferred Stock, the holders of at least a majority of the outstanding shares of Series AB Preferred Stock object thereto in writing given within fifteen (15) days after the date of notice delivered by the Corporation.

      (d) Dispute Resolution Procedures. In the event of an objection pursuant to Sections 2(c)(i) or 2(c)(ii), the valuation of such assets for purposes of such distribution will be determined by an arbitrator selected by the holders of a majority of the shares held by objecting stockholders and the Board of Directors, or in the event a single arbitrator cannnot be agreed upon within ten
(10) days after the written objection sent by the objecting stockholders in accordance with the previous sentence, the valuation of such assets will be determined by arbitration in which (i) the holders of a majority of the objecting stockholders will name one arbitrator within fifteen (15) days from the sending of their notice of objection, (ii) the Board of Directors will name a second arbitrator within fifteen (15) days from the giving of such notice,
(iii) the two arbitrators thus selected will select a third arbitrator within fifteen (15) days thereafter, and (iv) such third arbitrator will determine the valuation of such assets within fifteen (15) days thereafter. The costs of such arbitration will be borne by the Corporation or the objecting stockholders on a pro rata basis out of the assets otherwise distributable to them) as follows:
(i) if the valuation as determined by the arbitrator is at least ninety percent (90%) of the valuation as determined by the Board of Directors, the objecting stockholders will pay the costs of the arbitration, and (ii) otherwise, the Corporation will bear the costs of the arbitration. The arbitration will be held in Boston, Massachusetts in accordance with the rules of the American

Arbitration Association. The award made by the arbitrator will be binding upon the parties hereto, no appeal may be taken from such award, and judgment thereon may be entered in any court of competent jurisdiction.

      3. Voting.

      (a) General. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written action of stockholders in lieu of meeting), each holder of outstanding Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the Preferred Stock held by such holder is convertible (pursuant to Section 4 herein, with any fractional share determined on an aggregate conversion basis being rounded to the nearest whole share, with one-half being rounded up) as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or otherwise provided herein, the holders of Preferred Stock shall vote together with the holders of Common Stock, and with the holders of any other class or series of capital stock the terms of which so provide, as a single class.

      (b) Election of Directors. So long as any shares of Preferred Stock remain outstanding:

            (i) the holders of a majority of shares of Series C Preferred Stock shall be entitled, voting separately as a single class, to elect five (5) directors of the Corporation at or pursuant to each meeting or consent of the Corporation's stockholders for the election of directors, to remove from office such director, to fill any vacancy caused by the resignation or death of such director and to fill any vacancy caused by the removal of such director;

            (ii) the holders of a majority of shares of Series AB Preferred Stock shall be entitled, voting separately as a single class, to elect one (1) director of the Corporation at or pursuant to each meeting or consent of the Corporation's stockholders for the election of directors, to remove from office such director, to fill any vacancy caused by the resignation or death of such director and to fill any vacancy caused by the removal of such director;

            (iii) the holders of a majority of shares of Common Stock shall be entitled, voting separately as a single class, to elect one (1) director of the Corporation at or pursuant to each meeting or consent of the Corporation's stockholders for the election of directors, and to remove from office such directors, to fill any vacancy caused by the resignation or death of such directors and to fill any vacancy caused by the removal of any such director; and

            (iv) the holders of a majority of shares of Common Stock and Preferred Stock shall be entitled, voting together in accordance with Section 3
(a) hereof, to elect three (3) remaining directors of the Corporation at or pursuant to each meeting or consent of the Corporation's stockholders for the election of directors, to remove from office such directors, to fill any vacancy caused by the resignation or death of such directors and to fill any vacancy caused by the removal of any such directors.

      (c) Preferred Stock Voting Rights. For so long as at least sixty percent (60%) of the shares of the Preferred Stock are outstanding, the Corporation will not do any of the following things without the affirmative vote or written consent of the holders of at least sixty percent

(60%) of the outstanding shares of the Preferred Stock, and any attempt to do so will be wholly void:

            (i) Alter or change the rights, preferences or privileges of any series of the Preferred Stock.

            (ii) Authorize, create or designate any shares of capital stock or other securities of the Corporation (including securities convertible into or exercisable for any such security) with preference to or on parity with the Series C Preferred Stock with respect to dividends, liquidation, redemption, voting or the like.

            (iii) Redeem, purchase, pay a dividend on, make a distribution with respect to or otherwise acquire for value (or pay into or set aside for a sinking fund for such purpose) any shares of Common Stock or any other capital stock or equity securities of the Corporation, except that these provisions will not prohibit the Corporation from repurchasing such shares or securities from former employees, consultants, or directors of the Corporation (A) at or below cost following the termination of their relationship with the Corporation pursuant to the terms of repurchase agreements and (B) if approved by three of the Series C Directors, pursuant to the exercise of any right of first refusal or similar right held by it in connection with the proposed transfer of any of its securities.

            (iv) Increase the authorized number of shares of Preferred Stock, Common Stock or any series thereof.

            (v) Authorize or effect any merger or consolidation of the Corporation with or into any other company or entity, or any sale, license as licensor, lease as lessor, or other transfer or disposal of all or substantially all of the assets of the Corporation.

      (d) Series C Preferred Stock Voting Rights. For so long as at least sixty-six and two-thirds percent (66 2/3 %) of the shares of the Series C Preferred Stock are outstanding, the Corporation will not do any of the following things without the affirmative vote or written consent of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of the Series C Preferred Stock, voting as a separate class, and any attempt to do so will be wholly void:

            (i) Alter or change the rights, preferences or privileges of any series of the Preferred Stock.

            (ii) Authorize, create or designate any shares of capital stock or other securities of the Corporation (including securities convertible into or exercisable for any such security) with preference to or on parity with the Series C Preferred Stock with respect to dividends, liquidation, redemption, voting or the like.

            (iii) Redeem, purchase, pay a dividend on, make a distribution with respect to or otherwise acquire for value (or pay into or set aside for a sinking fund for such purpose) any shares of Common Stock or any other capital stock or equity securities of the Corporation, except that these provisions will not prohibit the Corporation from repurchasing such shares or securities from former employees, consultants, or directors of the Corporation at cost following the termination of their relationship with the Corporation pursuant to the terms of repurchase agreements.

            (iv) Increase or decrease the authorized number of shares of Preferred Stock, Common Stock or any series thereof.

            (v) Increase or decrease the authorized size of the Board of Directors in excess of, or to less than, ten (10) members.

            (vi) Authorize or effect any merger or consolidation of the Corporation with or into another company or entity, or any sale, license as licensor, lease as lessor, spin off, sale of voting control, partnering transaction or other transfer or disposal of all or a substantial portion of the Corporation's assets outside of the ordinary use of business.

            (vii) Authorize or effect the entry into a joint venture by the Corporation.

            (viii) Incur any indebtedness in excess of $500,000 that has not been previously approved in a budget approved by the Board of Directors.

            (ix) Effect any recapitalization or reorganization of any class of outstanding capital stock of the Corporation.

            (x) Authorize or effect any transaction or series of related transactions resulting in a Liquidation Event or a Deemed Liquidation Event.

            (xi) Purchase, lease or otherwise acquire all or substantially all of the assets or capital stock of another entity (whether by merger, consolidation, asset purchase or otherwise).

            (xii) (A) File a voluntary petition in bankruptcy, (B) make a general assignment for the benefit of its creditors or (C) permit the voluntary appointment of a trustee or receiver for its business assets.

      4. Optional Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

      (a) Right to Convert.

            (i) Each share of Series C Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $0.22037 (subject to adjustment for stock splits, combinations and the like of the Series C Preferred Stock) (the "Series C Original Purchase Price") by the Series C Conversion Price (as defined below) in effect at the time of conversion. The "Series C Conversion Price" shall initially be $0.22037 per share. Such initial Series C Conversion Price and the rate at which Series C Preferred Stock may be converted into Common Stock shall be subject to adjustment as provided below.

            (ii) Each share of Series AB Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $0.22037 (subject to adjustment for stock splits, combinations and the like of the Series AB Preferred Stock) (the "Series AB Original Purchase Price") by the Series AB Conversion Price (as defined below) in effect at the time of conversion. The "Series AB Conversion Price" shall initially be $0.22037 per share. Such initial Series AB Conversion Price and the rate at which Series AB Preferred Stock may be converted into Common Stock shall be subject to adjustment as provided below.

            (iii) In the event of a Liquidation Event or Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series C Preferred Stock and Series AB Preferred Stock. In the event of such a Liquidation Event or Deemed Liquidation Event, the Corporation shall provide to each holder of Series C Preferred Stock and Series AB Preferred Stock notice of Liquidation Event or Deemed Liquidation Event, which notice shall (A) be sent at least fifteen (15) days prior to the termination of the Conversion Rights and (B) state the amount per share of Series C Preferred Stock and Series AB Preferred Stock that will be paid or distributed on such Liquidation Event or Deemed Liquidation Event, as the case may be. In the event the requirements of this Section 4(a)(iii) are not complied with, the Corporation shall forthwith either (A) cause such closing to be postponed until such time as the requirements of this Section 4(a)(iii) have been complied with or (B) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Series C Preferred Stock and Series AB Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Section 4(a)(iii) hereof.

      (b) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series C Preferred Stock or Series AB Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market of the Common Stock as determined by the Board of Directors of the Corporation.

      (c) Mechanics of Conversion.

            (i) In order for a holder of Preferred Stock to convert such Preferred Stock into Common Stock, such holder shall surrender the certificate or certificates for such Preferred Stock, at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of shares of the Preferred Stock represented by such certificate or certificates. Such notice shall state such holder's name in which such holder wishes the certificate or certificates for Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his or its attorney duly authorized in writing. The date of receipt of such certificates and notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date (each a "Conversion

Date"), and the Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities, or such other time to which such holder may agree in writing. The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share.

            (ii) The Corporation shall at all times when Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Preferred Stock, such number of shares of its duly authorized Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Restated Certificate of Incorporation.

            (iii) Upon any such conversion, no adjustment to the Series C Conversion Price or Series AB Conversion Price shall be made for any declared but unpaid cash dividends on the Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

            (iv) All Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive Common Stock in exchange therefor and payment of any dividends declared but unpaid thereon. Any Preferred Stock so converted shall be retired and cancelled and shall not be reissued.

            (v) The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of Common Stock upon conversion of Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of Common Stock in a name other than that in which the Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

      (d) Adjustments for Diluting Issuances.

            (i) Except with respect to adjustments in respect of which are provided for in Sections 4(e), 4(f), 4(g) and 4(h), if at any time while there are any shares of Series C Preferred Stock outstanding, any additional shares of Common Stock are issued (or deemed issued pursuant to Section 4(d)(iv)) by the Corporation at a price per share less than the Series C Conversion Price in effect immediately prior to such issuance, then in each such case the Series C Conversion Price will be adjusted to equal the result of the following formula:

                                      (P1 x Q1) + (P2 x Q2)
      New Series C Conversion Price = ---------------------
                                            (Q1 + Q2)

      where:

      P1 = the Series C Conversion Price in effect immediately prior to such issuance of additional shares of Common Stock;

      Q1 = the aggregate number of shares of Common Stock outstanding (including shares of Common Stock issuable upon conversion of all outstanding shares of Preferred Stock and all other Derivative Securities (as defined in Section in 4(d)(iv) below)) immediately prior to such issuance of additional shares of Common Stock (without taking into account potential antidilution adjustments);

      P2 = the price per share received by the Corporation for the shares deemed issued in respect of such issuance of additional shares of Common Stock; and

      Q2 = the number of shares of Common Stock deemed issued in repect of such issuance of additional shares of Common Stock.

            (ii) Notwithstanding any other provision hereof, the issuances of the following types of securities will not be deemed issuances of additional shares of Common Stock for purposes of Section 4(d)(i) herein: (A) shares of Common Stock issued by the Corporation pursuant to stock dividends, stock splits, recapitalizations, and similar transactions; (B) shares of Common Stock issued upon conversion of shares of Series C Preferred Stock or Series AB Preferred Stock; (C) shares of Common Stock issued upon exercise, conversion, or exchange of Derivative Securities that are outstanding as of the date hereof or that are issued after the date hereof (provided that an adjustment has been made, if applicable, to the Series C Conversion Price pursuant to this Section 4(d) upon the issuance of such Derivative Security); (D) shares of Common Stock issuable or issued to employees, consultants, officers or directors of the Corporation either directly or pursuant to a stock option plan or other incentive plan approved by the Board of Directors of the Corporation (including at least three Series C Directors (as defined below)), where such issuance is approved by the Board of Directors of the Corporation or a committee designated by the Board of Directors; (E) shares of the Corporation's capital stock including options, warrants or other similar securities issued in consideration of or in connection with the grant by or to the Corporation of marketing rights, license rights or similar rights or in consideration of or in connection with the exchange of proprietary technology, in each such case with the prior approval of the Board of Directors (including at least three Series C Directors); (F) shares of the Corporation's capital stock including options, warrants or other similar rights issued to landlords, lenders or commercial financing or leasing companies, in each such case with the prior approval of the Board of Directors (including at least three Series C Directors); (G) shares of the Corporation's capital stock including options, warrants or other similar securities issued in connection with acquisitions or strategic alliances in each such case with the prior approval of the Board of Directors (including at least three Series C Directors); (H) shares of the Corporation's capital stock issued in connection with a public offering in which all outstanding shares of Preferred Stock convert to Common Stock; and
(I) 61,093,320 shares of Series AB Preferred Stock (as adjusted for stock splits, combinations and the like of the Series AB Preferred Stock) issued pursuant to those certain Warrants to Purchase Series AB Preferred Stock dated as of August 9, 2004 issued in connection with that certain Securities Purchase and Exchange Agreement by and among the Corporation and certain purchasers of the Series C Preferred Stock. For purpose of this Section 4(d)(ii), "Series C Directors" shall mean the members of the Board of Directors elected by holders of Series C Preferred Stock pursuant to Section 3(b)(i) herein.

            (iii) For purposes of this Section 4(d), if a part or all of the consideration received by the Corporation in connection with the issuance of shares of Common Stock or the issuance of any Derivative Securities consists of property other than cash, such consideration will be deemed to have a value equal to the fair market value of such property as determined reasonably and with due care by the Board of Directors (irrespective of any accounting treatment).

            (iv) For purposes of this Section 4(d), "Derivative Securities" shall mean any shares of stock and other securities that are convertible into or exchangeable for shares of Common Stock and any options, warrants, and other rights to acquire shares of Common Stock or securities convertible into or exchangeable for shares of Common Stock. For purposes of this Section 4(d), the issuance of Derivative Securities will be deemed an issuance of shares of the aggregate maximum number of shares of Common Stock issuable upon exercise, conversion or exchange (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time) if the "Net Consideration Per Share" (as defined below in this Section 4(d)(iv)) that may be received by the Corporation for such Common Stock is less than the Series C Conversion Price at the time of such issuance of such Derivative Securities, and except as hereinafter provided, an adjustment in the Series C Conversion Price will be made upon each such issuance of such Derivative Securities in the manner provided in Section 4(d)(i) with respect to adjustments to the Series C Conversion Price as if such Common Stock were issued for such Net Consideration Per Share. No adjustment of the Series C Conversion Price will be made under this Section 4(d) upon the issuance of any shares of Common Stock that are issued upon the exercise, conversion, or exchange of any Derivative Securities. Any adjustment of the Series C Conversion Price with respect to this Section 4(d)(iv) will be disregarded if and to the extent that the Derivative Securities that gave rise to such adjustment expire or are canceled without having been exercised, converted or exchanged, so that the Series C Conversion Price effective immediately upon such cancellation or expiration will be equal to the Series C Conversion Price that otherwise would have been in effect immediately prior to the time of the issuance of the expired or canceled Derivative Securities, with such additional adjustments as subsequently would have been made to the Series C Conversion Price had the expired or canceled Derivative Securities not been issued. In the event that the terms of any Derivative Securities previously issued by the Corporation are changed (whether by their terms or for any other reason) so as to change the number of shares deliverable upon exercise, conversion or exchange of such Derivative Securities or change the Net Consideration Per Share payable with respect thereto (regardless of whether the issuance of such Derivative Securities originally gave rise to an adjustment of an Series C Conversion Price), the Series C Conversion Price will be recomputed as of the date of such change, so that the Series C Conversion Price effective immediately upon such change will be equal to the Series C Conversion Price in effect at the time of the issuance of the Derivative Securities subject to such change, adjusted for the issuance thereof in accordance with the terms thereof after giving effect to such change, and with such additional adjustments as subsequently would have been made to the Series C Conversion Price had the Derivative Securities been issued on such changed terms. For purposes of this
Section 4(d), the Net Consideration Per Share that may be received by the Corporation will be determined as follows:

                              (A) "Net Consideration Per Share" means the amount
            equal to the total amount of consideration, if any, received by the Corporation for the issuance of such Derivative Securities, plus the minimum amount of additional consideration, if any, payable to the Corporation upon exercise, conversion, and/or exchange thereof for shares of Common Stock, divided by the maximum number of shares of Common Stock that would be issued if such Derivative Securities were exercised, converted or exchanged pursuant to their terms (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time).

                              (B) The Net Consideration Per Share that may be
            received by the Corporation will be determined in each instance as of the date of issuance of such Derivative Securities, assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time; provided, that in the case of an adjustment to be made as a result of a change in terms of such Derivative Securities, the Net Consideration Per Share will be determined as of the date of such change.

      (e) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the date of this Restated Certificate of Incorporation (the "Original Issue Date") effect a split or subdivision of the outstanding Common Stock or combine the outstanding Preferred Stock, then the Series C Conversion Price or Series AB Conversion Price, as applicable, in effect immediately before that split, subdivision or combination shall be proportionately decreased. If the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding Common Stock or effect a split or subdivision of the outstanding Preferred Stock, the Series C Conversion Price or Series AB Conversion Price as applicable, then in effect immediately before the combination, split or subdivision shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the split, subdivision or combination becomes effective.

      (f) Adjustment for Certain Dividends and Distributions. In the event the Corporation at anytime, or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional Common Stock, then and in each such event the Series C

Conversion Price or Series AB Conversion Price, as applicable, then in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Series C Conversion Price or Series AB Conversion Price, as applicable, then in effect by a fraction:

            (i) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

            (ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor the Series C Conversion Price or Series AB Conversion Price, as applicable, shall be recomputed accordingly as of the close of business on such record date and thereafter the Series C Conversion Price or Series AB Conversion Price, as applicable, shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions; and provided, further, however, that no such adjustment shall be made if the holders of Preferred Stock simultaneously receive (A) a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event or (B) a dividend or other distribution of Preferred Stock which is convertible, as of the date of such event, into such number of shares of Common Stock as is equal to the number of additional shares of Common Stock being issued with respect to each share of Common Stock in such dividend or distribution.

      (g) Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than Common Stock) or in cash or other property, then and in each such event the holders of Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities, cash or other property in an amount equal to the amount of such securities, cash or other property as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.

      (h) Adjustment for Merger or Reorganization, etc. If there shall occur any reorganization, recapitalization, reclassification, consolidation or plan of merger involving the Corporation in which the Common Stock (but not the Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in Section 2 or paragraphs (e), (f) or (g) of this Section 4), then, following any such reorganization, recapitalization, reclassification, consolidation or plan of merger, each share of Preferred Stock shall be convertible into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation, plan of merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of the Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments the Series C Conversion Price or Series AB Conversion Price), shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Preferred Stock.

      (i) No Impairment. The Corporation will not, by amendment of its Restated Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this
Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

      (j) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series C Conversion Price or Series AB Conversion Price, pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than fifteen (15) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Preferred Stock (but in any event not later than fifteen (15) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Series C Conversion Price or Series AB Conversion Price, as applicable, then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Preferred Stock.

      (k) Notice of Record Date. In the event:

            (i) the Corporation shall take a record of the holders of its Common Stock (or other shares or securities at the time issuable upon conversion of the Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right; or

            (ii) of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, any consolidation, plan of merger of the Corporation with or into another entity (other than a consolidation or plan of merger in which the Corporation is the surviving entity and the Common Stock is not converted into or exchanged for any other securities or property), or any transfer of all or substantially all of the assets of the Corporation; or

            (iii) of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation or other distribution of assets of the Corporation among its stockholders for the purpose of winding up its affairs, then, and in each such case, the Corporation will send or cause to be sent to the holders of the Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, plan of merger, transfer, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other stock or securities at the time issuable upon the conversion of the Preferred Stock) shall be entitled to exchange their Common Stock (or such other shares or securities) for securities or other property, including cash, deliverable upon such reorganization, reclassification, consolidation, plan of merger, transfer, dissolution, liquidation or winding up. Such notice shall be sent at least fifteen (15) days prior to the record date or effective date for the event specified in such notice.

      5. Mandatory Conversion of Preferred Stock.

      (a) Upon the earlier of (i) the closing of the sale of Common Stock to the public in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in gross proceeds to the Corporation of at least Forty Million Dollars ($40,000,000) (prior to the deduction of underwriters' commissions, discounts and expenses) and at a pre-money valuation of the Corporation of no less than One Hundred Thirty-Five Million Dollars ($135,000,000) (an "Initial Public Offering"), or (ii) a date agreed to in writing by (I) the holders of at least sixty percent (60%) of the voting power of the then outstanding Preferred Stock and (II) the holders of at least sixty-six and two thirds percent (66 2/3%) of the voting power of the then outstanding shares of Series C Preferred Stock (subsections (i) and (ii) each, a "Mandatory Conversion Date"), (A) all outstanding shares of Preferred Stock shall automatically be converted into Common Stock, at the then effective Conversion Price in effect for such series of Preferred Stock, and (B) such shares may not be reissued by the Corporation as Preferred Stock.

      (b) All holders of record of Preferred Stock shall be given written notice of the Conversion Date and the place designated for mandatory conversion of all such Preferred Stock pursuant to this Section 5. Such notice need not be given in advance of the occurrence of the Mandatory Conversion Date. Such notice shall be sent by first class or registered mail, postage prepaid, or given by electronic communication in compliance with the provisions of the Corporation's governing corporate statute, to each record holder of Preferred Stock. Upon receipt of such notice, each holder of Preferred Stock shall surrender his, her or its certificate or certificates for all such shares to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section 5. On the Mandatory Conversion Date, all outstanding shares of Preferred Stock shall be deemed to have been converted into Common Stock, which shall be deemed to be outstanding of record, and all rights with respect to the Preferred Stock so converted, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock) will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which such shares of Preferred Stock have been converted, and payment of

\
any declared but unpaid dividends thereon. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his or its attorney duly authorized in writing. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities, or such other time to which such holder may agree in writing. As soon as practicable after the Mandatory Conversion Date and the surrender of the certificate or certificates for Preferred Stock, the Corporation shall cause to be issued and delivered to such holder, or on his or its written order, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and cash as provided in Subsection 4(b) in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion.

      (c) All certificates evidencing Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the Mandatory Conversion Date, be deemed to have been retired and cancelled and the Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. Such converted Preferred Stock may not be reissued, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

FIFTH. The Directors shall have power to adopt, amend, or repeal the By-Laws of the Corporation.

SIXTH. Election of Directors need not be by written ballot unless the By-Laws of the Corporation so provide.

SEVENTH. Except as expressly provided herein, the Corporation shall indemnify and hold harmless any director or officer of the Corporation or of any wholly-owned subsidiary from and against any and all expenses and liabilities that may be imposed upon or incurred in connection with, or as a result of, any proceeding in which he or she may become involved, as a party or otherwise, by reason of the fact that he or she is or was such a director or officer, whether or not he or she continues to be such at the time such expenses and liabilities shall have been imposed or incurred, to the fullest extent permitted by the DGCL as it may be amended from time to time.

      The Corporation shall provide indemnification as follows:

      1. Actions, Suits and Proceedings Other than by or in the Right of the Corporation. The Corporation shall indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason, of the fact that he or she is or was, or has agreed to become, a director or officer of the

Corporation or of a wholly owned subsidiary thereof, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director or officer, partner, employee, agent or trustee of, or in a similar capacity with, another corporation, partnership, joint venture trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an "Indemnitee"), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

      2. Actions or Suits by or in the Right of the Corporation. The Corporation shall indemnify any Indemnitee who was or is a party to or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that Indemnitee is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director or officer, partner, employee, agent or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made under this Section 2 in respect of any claim, issue or matter as to which Indemnitee shall have been adjudged to be liable to the Corporation, unless, and only to the extent, that the Court of Chancery of Delaware shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such expenses (including attorneys' fees) which the Court of Chancery of Delaware shall deem proper.

      3. Indemnification for Expenses of Successful Party. Notwithstanding any other provisions of this Article SEVENTH, to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article SEVENTH, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, Indemnitee shall be indemnified against all expenses (including attorneys' fees) actually and reasonably incurred by or on behalf of Indemnitee in connection therewith. Without limiting the foregoing, if any action, suit or proceeding is disposed of, on the merits or otherwise (including a disposition without prejudice), without (i) the disposition being adverse to Indemnitee, (ii) an adjudication that Indemnitee was liable to the Corporation,
(iii) a plea of guilty or nolo contendere by Indemnitee, (iv) an adjudication that Indemnitee did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, or (v) with respect to any criminal proceeding, an adjudication that Indemnitee had reasonable cause to believe his conduct was unlawful, Indemnitee shall be considered for the purposes hereof to have been wholly successful with respect thereto.

      4. Notification and Defense of Claim. As a condition precedent to an Indemnitee's right to be indemnified, such Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving such Indemnitee for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to Indemnitee. After notice from the Corporation to Indemnitee of its election so to assume such defense, the Corporation shall not be liable to Indemnitee for any legal or other expenses subsequently incurred by Indemnitee in connection with such action, suit, proceeding or investigation, other than as provided below in this Section
4. Indemnitee shall have the right to employ his or her own counsel in connection with such action, suit, proceeding or investigation, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of Indemnitee unless
(i) the employment of counsel by Indemnitee has been authorized by the Corporation, (ii) counsel to Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and Indemnitee in the conduct of the defense of such action, suit, proceeding or investigation or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, suit, proceeding or investigation, in each of which cases the fees and expenses of counsel for Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Article SEVENTH. The Corporation shall not be entitled, without the consent of Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above. The Corporation shall not be required to indemnify Indemnitee under this Article SEVENTH for any amounts paid in settlement of any action, suit, proceeding or investigation effected without its written consent. The Corporation shall not settle any action, suit, proceeding or investigation in any manner which would impose any penalty or limitation on Indemnitee without Indemnitee's written consent. Neither the Corporation nor Indemnitee will unreasonably withhold or delay its consent to any proposed settlement.

      5. Advance of Expenses. Subject to the provisions of Section 6 of this Article SEVENTH, in the event that the Corporation does not assume the defense pursuant to Section 4 of this Article SEVENTH of any action, suit, proceeding or investigation of which the Corporation receives notice under this Article, any reasonable expenses (including attorneys' fees) incurred by or on behalf of an Indemnitee in defending an action, suit, proceeding or investigation or any appeal therefrom shall, to the fullest extent permitted by law, be paid by the Corporation in advance of the final disposition of such matter, and only upon receipt of and review by the Corporation of written estimates of such expenses; provided however, that the payment of such expenses incurred by or on behalf of Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of (i) an undertaking by or on behalf of Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article, and (ii) written invoices evidencing such expenses; and provided further that no such advancement of expenses shall be made under this Article SEVENTH if it is determined (in the manner described in Section 6) that (a) Indemnitee did not act in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation, or (b) with respect to any criminal action or proceeding, Indemnitee had reasonable cause to believe his or her conduct was unlawful. Such undertaking shall be accepted without reference to the financial ability of Indemnitee to make such repayment.

      6. Procedure for Indemnification. In order to obtain indemnification or advancement of expenses pursuant to Section 1, 2, 3 or 5 of this Article SEVENTH, an Indemnitee shall submit to the Corporation a written request. Any such advancement of expenses shall be made promptly, and in any event within thirty (30) days after receipt by the Corporation of the written request of Indemnitee, unless the Corporation determines within such 30-day period that Indemnitee did not meet the applicable standard of conduct set forth in Section 1, 2 or 5 of this Article SEVENTH, as the case may be. Any such indemnification, unless ordered by a court, shall be made with respect to requests under Section 1 or 2 only as authorized in the specific case upon a determination by the Corporation that the indemnification of Indemnitee is proper because Indemnitee has met the applicable standard of conduct set forth in Section 1 or 2, as the case may be. Such determination shall be made in each instance (a) by a majority vote of the directors of the Corporation consisting of persons who are not at that time parties to the action, suit or proceeding in question ("disinterested directors"), whether or not a quorum, (b) by a committee of disinterested directors designated by majority vote of disinterested directors, whether or not a quorum, (c) if there are no disinterested directors, or if the disinterested directors so direct, by independent legal counsel (who may, to the extent permitted by law, be regular legal counsel to the Corporation) in a written opinion, or (d) by the stockholders of the Corporation.

      7. Remedies. The right to indemnification or advancement of expenses as granted by this Article SEVENTH shall be enforceable by Indemnitee in any court of competent jurisdiction. Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation pursuant to Section 6 of this Article SEVENTH that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct. Indemnitee's expenses (including attorneys' fees) reasonably incurred in connection with successfully establishing Indemnitee's right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation.

      8. Limitations. Notwithstanding anything to the contrary in this Article SEVENTH, except as set forth in Section 7 of this Article SEVENTH, the Corporation shall not indemnify an Indemnitee pursuant to this Article SEVENTH in connection with a proceeding (or part thereof) initiated by such Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation. Notwithstanding anything to the contrary in this Article SEVENTH, the Corporation shall not indemnify an Indemnitee to the extent such Indemnitee is reimbursed from the proceeds of insurance, and in the event the Corporation makes any indemnification payments to an Indemnitee and such Indemnitee is subsequently reimbursed from the proceeds of insurance, Indemnitee shall promptly refund such indemnification payments to the Corporation to the extent of such insurance reimbursement.

      9. Subsequent Amendment. To the fullest extent permitted by law, no amendment, termination or repeal of this Article SEVENTH or of the relevant provisions of the DGCL or any other applicable laws shall affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

      10. Other Rights. The indemnification and advancement of expenses provided by this Article SEVENTH shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or disinterested directors or otherwise, both as to action in Indemnitee's official capacity and as to action in any other capacity while holding a directorship or office for the Corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of Indemnitee. Nothing contained in this Article SEVENTH shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Article SEVENTH. In addition, the Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article SEVENTH.

      11. Partial Indemnification. If an Indemnitee is entitled under any provision of this Article SEVENTH to indemnification by the Corporation for some or a portion of the expenses (including attorneys' fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with any action, suit, proceeding or investigation and any appeal therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify Indemnitee for the portion of such expenses (including attorneys' fees), judgments, fines or amounts paid in settlement to which Indemnitee is entitled.

      12. Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director or officer of the Corporation or of a wholly owned subsidiary or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

      13. Savings Clause. If this Article SEVENTH or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article

SEVENTH that shall not have been invalidated and to the fullest extent permitted by applicable law.

      14. Definitions. Terms used herein and defined in Section 145(h) and
Section 145(i) of the DGCL shall have the respective meanings assigned to such terms in such Section 145(h) and Section 145(i).

EIGHTH. No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of Title 8 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

NINTH. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

TENTH. Except as provided in the provisions establishing a class of stock (or as set forth in Article FOURTH, Section B.3), the number of authorized shares of any class or series of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the capital stock of the Corporation entitled to vote irrespective of the provisions of Section 242(b)(2) of the DGCL.

                                      *****

IN WITNESS WHEREOF, the undersigned has signed this Restated Certificate of Incorporation on behalf of the Corporation this 21st day of JAN, 2005.

                                     PREDIX PHARMACEUTICALS HOLDINGS, INC.

                                        By: /s/ Michael Kauffman
                                            ------------------------------------
                                            Name: Michael Kauffman
                                            Title: President and Chief Executive
                                                   Officer